EXHIBIT 99.1

ACME UNITED CORPORATION            NEWS RELEASE
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                            CONTACT: Paul G. Driscoll
                             Acme United Corporation
                   60 Round Hill Road    Fairfield, CT  06824
                  Phone: (203) 254-6060    FAX: (203) 254-6521
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                                           FOR IMMEDIATE RELEASE   July 17, 2009
                                           -------------------------------------


ACME UNITED CORPORATION REPORTS 15% DECLINE IN SECOND QUARTER EARNINGS PER SHARE


         FAIRFIELD, CONN. - July 17, 2009 - Acme United Corporation (NYSE AMEX:ACU) today announced that net sales for the second quarter ended June 30, 2009 were $19.2 million, compared to $22.7 million in the comparable period of 2008, a decrease of 16% (13% in local currency). Net income was $1,341,000, or $.40 per diluted share, for the quarter ended June 30, 2009, compared to $1,730,000 or $.47 per diluted share for the comparable period last year, a decrease of 22% in net income and 15% in diluted earnings per share.

         Net sales for the six months ended June 30, 2009 were $30.5 million, compared to $37.0 million in the same period in 2008, a decrease of 18% (14% in local currency). Net income for the six months ended June 30, 2009 was $1,383,000, or $.41 per diluted share, compared to $2,482,000, or $.68 per diluted share in the comparable period last year, a 44% decrease in net income and 40% in diluted earnings per share. The lower net income is primarily the result of lower sales, partially offset by savings resulting from our cost savings plan.

         Net sales for the quarter ended June 30, 2009 in the U.S. segment decreased 17% compared to the same period in 2008. Net sales for the six months ended June 30, 2009 in the U.S. segment decreased 19% compared to the same period in 2008. Net sales in Canada for the three and six months ended June 30, 2009 decreased by 12% and 17%, respectively, in U.S. dollars but declined approximately 1% for both periods respectively, in local currency compared to the same periods in 2008. European net sales for the three and six months ended June 30, 2009 decreased 3% and 5%, respectively, in U.S. dollars compared to the same periods in 2008 but increased 11% and 9% respectively, in local currency. Sales in Europe increased (in local currency) primarily due to increased distribution of manicure products.

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

         Gross margins were 37.1% in the second quarter of 2009 versus 39.3% in the comparable period last year. For the first six months of 2009, gross margins were 37.4% compared to 40.3% in the same period in 2008. The gross margin decline for the three and six month periods was primarily due to fixed costs spread over lower sales, the weaker Canadian dollar which raised the cost of products in our Canadian segment and product mix.

         Walter C. Johnsen, Chairman and CEO said, "Our sales have been impacted by weak demand due to the economic downturn. We have reduced costs in many areas, but continue to fund new product development. The earnings in the second quarter reflect aggressive attention to costs. Our debt has declined due to working capital reductions and earnings. We believe we are well positioned to take advantage of market opportunities during the coming quarters."

         The Company's bank debt less cash on June 30, 2009 was $8.9 million compared to $11.3 million on June 30, 2008. During the 12 month period ended June 30, 2009, Acme purchased 208,065 shares of its common stock for approximately $1.9 million and paid $700,000 in dividends. As of June 30, 2009, there were 124,335 shares that may be purchased under the outstanding stock repurchase programs.

         ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office and industrial markets.

         Forward-looking statements in this report, including without limitation, statements related to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking system and financial markets, including the impact on the Company's suppliers and customers (iii) currency fluctuations (iv) the Company's plans and results of operations will be affected by the Company's ability to manage its growth, and (v) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.


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

                             ACME UNITED CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                           SECOND QUARTER REPORT 2009
                                   (Unaudited)
                                                               Quarter Ended              Quarter Ended
Amounts in $000's except per share data                        June 30, 2009              June 30, 2008
--------------------------------------------------------------------------------------------------------------
Net sales                                                   $          19,161          $          22,708
Cost of goods sold                                                     12,056                     13,790
                                                              ----------------           ----------------
Gross profit                                                            7,105                      8,918
Selling, general, and administrative expenses                           5,086                      6,121
                                                              ----------------           ----------------
Income from operations                                                  2,019                      2,797
Interest expense                                                          (44)                      (121)
Interest income                                                            31                         31
                                                              ----------------           ----------------
     Net interest expense                                                 (13)                       (90)
Other income (expense)                                                     30                        (24)
                                                              ----------------           ----------------
Total other income (expense)                                               17                       (114)
Pre-tax income                                                          2,036                      2,683
                                                              ----------------           ----------------
Income tax expense                                                        695                        953
                                                              ----------------           ----------------
Net income                                                  $           1,341          $           1,730
                                                              ================           ================

     Shares outstanding - Basic                                         3,325                      3,518
     Shares outstanding - Diluted                                       3,388                      3,665

Earnings per share basic                                    $            0.40          $            0.49
Earnings per share diluted                                               0.40                       0.47

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

                             ACME UNITED CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                       SECOND QUARTER REPORT 2009 (cont.)
                                   (Unaudited)
                                                             Six Months Ended           Six Months Ended
Amounts in $000's except per share data                        June 30, 2009              June 30, 2008
--------------------------------------------------------------------------------------------------------------
Net sales                                                   $          30,458          $          36,977
Cost of goods sold                                                     19,056                     22,073
                                                              ----------------           ----------------
Gross profit                                                           11,402                     14,904
Selling, general, and administrative expenses                           9,302                     11,039
                                                              ----------------           ----------------
Income from operations                                                  2,100                      3,865
Interest expense                                                          (86)                      (255)
Interest income                                                            66                         69
                                                              ----------------           ----------------
     Net interest expense                                                 (20)                      (186)
Other income                                                               19                        162
                                                              ----------------           ----------------
Total other (expense)                                                      (1)                       (24)
Pre-tax income                                                          2,099                      3,841
                                                              ----------------           ----------------
Income tax expense                                                        716                      1,358
                                                              ----------------           ----------------
Net income                                                  $           1,383          $           2,483
                                                              ================           ================

     Shares outstanding - Basic                                         3,336                      3,519
     Shares outstanding - Diluted                                       3,396                      3,666

Earnings per share basic                                    $            0.41          $            0.71
Earnings per share diluted                                               0.41                       0.68

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

                             ACME UNITED CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                           SECOND QUARTER REPORT 2009
                                   (Unaudited)

Amounts in $000's                                              June 30, 2009              June 30, 2008
---------------------------------------------------------------------------------------------------------

Assets:
Current assets:
     Cash                                                   $           3,228          $           3,703
     Accounts receivable, net                                          18,467                     20,852
     Inventories                                                       19,299                     21,458
     Prepaid and other current assets                                     961                      1,121
                                                          --------------------       --------------------
Total current assets                                                   41,955                     47,134

     Property and equipment, net                                        2,249                      2,479
     Long term receivable                                               1,919                          -
     Other assets                                                       2,509                      1,927
                                                          --------------------       --------------------
Total assets                                                $          48,632          $          51,540
                                                          ====================       ====================

Liabilities and stockholders' equity:
Current liabilities
     Accounts payable                                       $           4,276          $           6,623
     Other current liabilities                                          6,131                      4,631
     Bank debt due June 30, 2010                                       12,122                          -
                                                          --------------------       --------------------
Total current liabilities                                              22,529                     11,253
Bank debt due June 30, 2010                                                 -                     14,992
Other non current liabilities                                           1,995                        551
                                                          --------------------       --------------------
                                                                       24,524                     26,796
Total stockholders' equity                                             24,108                     24,744
                                                          --------------------       --------------------
Total liabilities and stockholders' equity                  $          48,632          $          51,540
                                                          ====================       ====================

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